Exhibit 12.1

RATIO OF EARNINGS TO FIXED CHARGES

	Nine Months Ended
	September 30,		Year Ended December 31,
	2009(1)	2008(1)	2008(1)	2007(1)	2006	2005	2004
	(dollars in millions)

Net income (loss) before income tax expense (benefit) and cumulative effect of changes in accounting principles	$(15,367)	$(19,745)	$(44,561)	$(5,985)	$2,340	$2,626	$3,341
Add:
Low-income housing tax credit partnerships	752	346	453	469	407	320	282
Total interest expense	17,393	25,380	33,332	38,482	37,270	29,899	26,566
Interest factor in rental expenses	5	6	8	7	6	6	6

Earnings (loss), as adjusted	$2,783	$5,987	$(10,768)	$32,973	$40,023	$32,851	$30,195

Fixed charges:
Total interest expense	$17,393	$25,380	$33,332	$38,482	$37,270	$29,899	$26,566
Interest factor in rental expenses	5	6	8	7	6	6	6
Capitalized interest	—	—	—	—	—	—	1

Total fixed charges	$17,398	$25,386	$33,340	$38,489	$37,276	$29,905	$26,573

Ratio of earnings to fixed charges(2)	—	—	—	—	1.07	1.10	1.14

(1)	For the ratio of earnings to fixed charges to equal 1.00, earnings (loss), as adjusted must increase by $14.6 billion and $19.4 billion for the nine months ended September 30, 2009 and September 30, 2008, respectively. For the ratio of earnings to fixed charges to equal 1.00, earnings (loss), as adjusted must increase by $44.1 billion and $5.5 billion for the years ended December 31, 2008 and 2007, respectively.
(2)	Ratio of earnings to fixed charges is computed by dividing earnings (loss), as adjusted by total fixed charges.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
PREFERRED STOCK DIVIDENDS

	Nine Months Ended
	September 30,		Year Ended December 31,
	2009(1)	2008(1)	2008(1)	2007(1)	2006	2005	2004
	(dollars in millions)

Net income (loss) before income tax expense (benefit) and cumulative effect of changes in accounting principles	$(15,367)	$(19,745)	$(44,561)	$(5,985)	$2,340	$2,626	$3,341
Add:
Low-income housing tax credit partnerships	752	346	453	469	407	320	282
Total interest expense	17,393	25,380	33,332	38,482	37,270	29,899	26,566
Interest factor in rental expenses	5	6	8	7	6	6	6

Earnings (loss), as adjusted	$2,783	$5,987	$(10,768)	$32,973	$40,023	$32,851	$30,195

Fixed charges:
Total interest expense	$17,393	$25,380	$33,332	$38,482	$37,270	$29,899	$26,566
Interest factor in rental expenses	5	6	8	7	6	6	6
Capitalized interest	—	—	—	—	—	—	1
Senior preferred stock and preferred stock dividends(2)	2,813	503	675	398	270	260	260

Total fixed charges including preferred stock dividends	$20,211	$25,889	$34,015	$38,887	$37,546	$30,165	$26,833

Ratio of earnings to combined fixed charges and preferred stock dividends(3)	—	—	—	—	1.07	1.09	1.13

(1)	For the ratio of earnings to combined fixed charges and preferred stock dividends to equal 1.00, earnings (loss), as adjusted must increase by $17.4 billion and $19.9 billion for the nine months ended September 30, 2009 and September 30, 2008, respectively. For the ratio of earnings to combined fixed charges and preferred stock dividends to equal 1.00, earnings (loss), as adjusted must increase by $44.8 billion and $5.9 billion for the years ended December 31, 2008 and 2007, respectively.
(2)	Senior preferred stock and preferred stock dividends represent pre-tax earnings required to cover any senior preferred stock and preferred stock dividend requirements computed using our effective tax rate, whenever there is an income tax provision, for the relevant periods.
(3)	Ratio of earnings to combined fixed charges and preferred stock dividends is computed by dividing earnings (loss), as adjusted by total fixed charges including preferred stock dividends.